CONSENT OF BRUCE LARSON

The undersigned hereby consents to:

(i)

the filing of the written disclosure (the “Technical Disclosure”) regarding the technical disclosure contained in the news release dated January 5, 2015 related to Uranerz Energy Corp. (“Uranerz”) included as an exhibit to the Current Report on Form 8-K of Uranerz dated January 5, 2015 (the “8-K”) which is incorporated by reference into the Form F-4 Registration Statement of Energy Fuels Inc., and any amendment thereto (File No. 333- 203996), being filed with the United States Securities and Exchange Commission; and

(ii)	the use of my name in the 8-K and the F-4.

/s/ Bruce Larson
Bruce Larson, P.G.,
Vice President,
Exploration for Uranerz Energy Corp.

Date: May 26, 2015